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                                                                    EXHIBIT 10.5

                          EXTENDED SYSTEMS INCORPORATED

                        1994 INCENTIVE STOCK OPTION PLAN

        1. Grant of Option. Extended Systems Incorporated, a Delaware corporation, is hereby authorized by majority vote of its members of the Board of Directors to issue stock options on the Corporation's behalf to any one or more persons who, at the date of such grant, are regular employees of the Corporation or its subsidiary. Any option granted under this plan shall be granted after December 31, 1993, and before January 1, 2004. For purposes of this Plan, regular employee means any regular full-time or regular part-time employee.

        2. Amount of Stock. The aggregate amount of stock which may be purchased pursuant to options granted under this Plan shall be four million (4,000,000) shares of the Corporation's common stock.

        3. Limitation. The aggregate fair market value of stock (determined at the time of the grant of option) with respect to which Incentive Stock Options are exercisable for the first time by an employee in any calendar year shall not exceed $100,000.00.

        4. Exercise. Any option granted pursuant to this Plan shall contain provisions setting forth the manner of exercise of such option. In no event, however, shall any option granted hereunder be exercisable by its terms after the expiration of ten (10) years from the date of the grant thereof. At the time of exercise of an option the Corporation shall have the right and option of paying to the option holder a sum in cash equal to the difference between the option price of the stock and the appraisal price of the stock, in lieu of issuance of shares of stock. For purposes of this provision, the appraisal price shall be the latest appraisal made by an independent outside appraiser within one hundred twenty (120) days prior to the date of the exercise of the option. Provided, if the Corporation does not elect to pay the option holder such sum in cash, then Corporation will loan to the option holder a sum sufficient to exercise the option if the option holder is a regular full-time employee of the Corporation. The loan shall be evidenced by a promissory note of the option holder in the sum of the loan, with interest of the lowest percentage rate prescribed by the Internal Revenue Service to prevent imputed interest, and due and payable in monthly installments over five (5) years. The promissory note shall be secured by a pledge of the shares purchased and shall be immediately due and payable in full if the option holder ceases to be a regular employee of the Corporation. The payments on the promissory note shall be paid by a payroll deduction with the Corporation.

        5. Nontransferability. The terms of any option granted under this Plan shall include a provision making such option nontransferable by the optionee, except upon death, and exercisable during the optionee's lifetime only by the optionee.

        6. Purchase Price. The purchase price for a share of the stock subject to any option granted hereunder shall be not less than the fair market value.

        7. Effective Date. This plan has been approved by the Corporation's Shareholders. The effective date of this Plan is January 1, 1994.

        8. Stock Reserve. The Corporation shall at all times during the term of this Plan reserve and keep available such number of shares of its common stock as will be sufficient to satisfy the requirements of this Plan.

        9. Reclassification, Consolidation, or Merger. If and to the extent that the number of issued shares of common stock of the Corporation shall be increased or reduced by change in par value, split up, reclassification, distribution of a dividend payable in stock, or the like; the number of shares subject to option



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and the option price per share shall be proportionately adjusted. If the
Corporation is reorganized or consolidated or merged with another corporation, the number and option price of shares subject to options granted or to be granted under this plan shall be proportionately adjusted.

        10. Other Terms. Any option granted hereunder shall contain such other and additional terms, not inconsistent with the terms of this Plan, which are deemed necessary or desirable by the Board of Directors, and such other terms shall include those which, together with the terms of this Plan, shall constitute such option as an "Incentive Stock Option" within the meaning of
Section 422A of the Internal Revenue Code.

        11. Eligibility. All regular employees of the Corporation shall be eligible to participate in this Plan when approved by majority vote of the Board of Directors. An employee who owns ten percent (10%) or more of the voting power of all classes of the Corporation's stock may only be granted options under this Plan in accordance with paragraph 12 hereof. The employment of the employee and eligibility under this Plan shall continue while the employee is on military leave, sick leave, or leave of absence not to exceed thirty (30) days. Except as prohibited by federal law, if such leave exceeds thirty (30) days, the eligibility under this Plan shall be suspended until the employee returns to employment.

        12. Eligibility for Employees Owning More than Ten Percent (10%) of the Corporation Stock. The terms and conditions of this Plan shall apply to employees owning more than ten percent (10%) of the Corporation's stock except that the purchase price shall be not less than one hundred ten percent (110%) of the fair market value and such option by its term is not exercisable after the expiration of five (5) years from the date of grant.

        13. Sale of Stock. If the employee desires or attempts to sell shares of stock issued under this Agreement, the Corporation shall have the first right to purchase said shares of stock at the current appraisal price. The current appraisal price shall be the latest appraisal price determined by an independent outside appraiser within one hundred twenty (120) days prior to the date of sale. The Corporation shall have the right to purchase the shares at the current appraisal price for a period of thirty (30) days after Shareholder gives Corporation a written offer to sell.

        14. Amendments. This Plan may be amended by a majority of the Board of Directors unless the amendment relates to a change in the aggregate number of shares to be issued under the Plan or an change in the class of employees eligible to receive options as defined in Section 422A of the Internal Revenue Code.

        Approved by the Board of Directors on October 29, 1993, and approved by the Stockholders on October 29, 1993.

        Dated this 1st day of January, 1994.



                                          /s/ Raymond Smelek
                                      --------------------------------------
                                             President

ATTEST:

    /s/ Robert G. Hamlin
--------------------------------
         Secretary

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